UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2010 (July 29, 2010)

INTERACTIVE DATA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31555	13-3668779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Crosby Drive, Bedford, Massachusetts	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 687-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On July 29, 2010, Interactive Data Corporation (the “Company”) completed its merger (the “Merger”) with Igloo Merger Corporation (“Merger Sub”) pursuant to the terms of the Agreement and Plan of Merger, dated May 3, 2010 (the “Merger Agreement”), by and among the Company, Merger Sub and Hg Investors LLC (“Parent”). As a result of the Merger, the Company is now wholly-owned by Igloo Intermediate Corporation, a Delaware corporation and a direct subsidiary of Parent (“Intermediate”). Parent is wholly-owned by Igloo Holdings Corporation (“Holdings”), and approximately 99% of the capital stock of Holdings is owned by investment funds affiliated with, and a co-investment vehicle controlled by, Silver Lake Technology Management, L.L.C. and Warburg Pincus LLC (collectively, the “Sponsors”).

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

1. Senior Secured Credit Facilities

Overview

On July 29, 2010, in connection with the Merger, the Company entered into a credit agreement, and related security and other agreements, with Banc of America Securities LLC and UBS Securities LLC as joint lead arrangers, Banc of America Securities LLC, UBS Securities LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC as joint bookrunning managers, Bank of America, N.A., as administrative agent, UBS Securities LLC as syndication agent and Barclays Bank PLC and Credit Suisse Securities (USA) LLC as co-documentation agents, that provides senior secured financing of $1.490 billion, consisting of:

•	a term loan facility in an aggregate principal amount of $1,330.0 million with a term of six and one half years; and

•	a revolving credit facility in an aggregate principal amount of $160.0 million available in dollars, euros and pounds sterling with a term of five years.

The Company will be the borrower under the senior secured credit facilities. The revolving credit facility will include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

Interest Rate and Fees

Borrowings under the senior secured credit facilities will bear interest at a rate equal to, at the Company’s option, either (a) LIBOR plus an applicable margin or (b) the highest of (1) the prime commercial lending rate published by the Wall Street Journal as the “prime rate,” (2) the federal funds effective rate plus 0.50% and (3) the one-month LIBOR rate plus 1.00%, plus an applicable margin. The initial applicable margin for borrowings under the senior secured credit facilities will be 4.00% with respect to base rate borrowings and 5.00% with respect to LIBOR borrowings. The applicable margin under the revolving credit facility may be reduced subject to the Company attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee of 0.75% per annum to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The commitment fee rate may be reduced to 0.50% subject to the Company reducing its leverage to 5.00 to 1.00. The Company is also required to pay customary letter of credit fees.

Prepayments

The senior secured credit facilities will require the Company to prepay outstanding term loans, subject to certain exceptions, with:

•

50% (which percentage will be reduced to 25% if the Company’s total leverage ratio is 4.75x or less and to 0% if the Company’s total leverage ratio is 4.00x or less) of the Company’s annual excess cash flow;

•

100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property; provided that if such asset sales result in net proceeds of less than (i) $340.0 million with respect to any single transaction or series of related transactions and (ii) $680.0 million for all transactions, the Company may reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 12 months (as long as such reinvestment is completed within 120 days) in lieu of making such prepayment; and

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from debt permitted under the senior secured credit facilities.

The foregoing mandatory prepayments will be applied to the scheduled installments of principal of the term loan facility in direct order of maturity. Notwithstanding the foregoing, the Company will not be required to prepay loans under the term loan facility with net cash proceeds of asset sales or with excess cash flow in each case attributable to foreign subsidiaries to the extent that the repatriation of such amounts is prohibited or delayed by applicable local law or would result in material adverse tax consequences; provided that, if not previously repatriated and applied to such prepayment within 12 months, an amount equal to the affected portion of excess cash flow or asset sale proceeds will be applied to prepay the term loan facility or to other local indebtedness of restricted subsidiaries organized in the relevant jurisdiction.

The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary breakage costs with respect to LIBOR loans and other than a 1% premium in connection with certain repricing transactions consummated within the first year of the closing of the senior secured credit facilities.

Amortization

The term loan facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the term loan facility, with the balance being payable on the date that is six and one half years after the closing of the senior secured credit facilities.

Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, five years from the date of the closing of the senior secured credit facilities.

Guarantee and Security

Pursuant to a Master Guarantee Agreement dated as of July 29, 2010, among Intermediate, the Company, substantially all U.S. subsidiary guarantors and Bank of America, N.A., as administrative agent, all obligations under the senior secured credit facilities are unconditionally guaranteed by Intermediate and each existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of the Company (subject to certain exceptions). Subject to certain requirements, the senior secured credit facilities will permit the Company to release subsidiary guarantors from their guarantees; provided that not more than 15% of consolidated EBITDA for the most recently ended four-quarter period is attributable to such non-guarantors on a pro forma basis.

Pursuant to a Collateral Agreement dated as of July 29, 1010, among Intermediate, the Company, substantially all U.S. subsidiary guarantors and Bank of America, N.A., as administrative agent, all obligations under the senior secured credit facilities, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by substantially all of the assets of the Company and each subsidiary guarantor, including but not limited to: (i) a perfected pledge of all the equity interests of the Company and each wholly-owned subsidiary of the Company directly held by the Company or a subsidiary guarantor (limited to 65% of voting stock in the case of foreign subsidiaries) and (ii) perfected security interests in and mortgages on substantially all tangible and intangible personal property and material fee-owned real property of the Company and the subsidiary guarantors (subject to certain exclusions).

Certain Covenants and Events of Default

The senior secured credit facilities will contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to:

•	incur additional indebtedness;

•	create liens;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans or advances;

•	prepay certain subordinated indebtedness;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain subordinated indebtedness; and

•	change our fiscal year.

In addition, the senior secured credit facilities will require the Company to maintain the following financial covenants:

•	a minimum cash interest coverage ratio; and

•	a maximum net total leverage ratio.

The senior secured credit facilities will also contain certain customary affirmative covenants and events of default, including a change of control.

2. Indenture and Senior Notes due 2018

Overview

On July 29, 2010, the Company issued $700,000,000 aggregate principal amount of 10.25% senior notes due 2018 (the “notes”) which mature on August 1, 2018, pursuant to an indenture, dated as of July 29, 2010 (the “Indenture”), among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

The following is a brief description of the terms of the notes and the Indenture.

Ranking

The notes are the Company’s senior unsecured obligations and rank senior in right of payment to any future subordinated indebtedness; rank equally in right of payment with all of the Company’s existing and future senior indebtedness; are effectively subordinated in right of payment to the Company’s existing and future secured obligations, including indebtedness under the Company’s senior secured credit facilities, to the extent of the value of the assets securing such obligations; and are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to the Company or one of the Company’s guarantor subsidiaries).

Guarantees

The notes are fully and unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future direct or indirect wholly owned domestic subsidiaries that guarantees the Company’s obligations under its senior secured credit facilities. Such subsidiary guarantors are collectively referred to herein as the “subsidiary guarantors,” and such subsidiary guarantees are collectively referred to herein as the “subsidiary guarantees.” Each subsidiary guarantee will rank senior in right of payment to all future subordinated indebtedness of the subsidiary guarantor; rank equally in right of payment with all existing and future senior indebtedness of the subsidiary guarantor; be effectively subordinated in right of payment to all existing and future secured obligations of the subsidiary guarantors, including their guarantee of indebtedness under the Company’s senior secured credit facilities, to the extent of the value of the assets securing such indebtedness; and be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables, of any subsidiary that is not also a guarantor of the notes. Any subsidiary guarantee of the notes will be released in the event such guarantee is released under the senior secured credit facilities.

Optional Redemption

At any time prior to August 1, 2014, the Company may redeem all or a part of the notes, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the greater of (1) 1.0% of the principal amount of the notes; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the notes at August 1, 2014 (as set forth in the table appearing below), plus (ii) all required interest payments due on the notes through August 1, 2014 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the notes (as of, and accrued and unpaid interest and additional interest, if any, to the date of redemption), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after August 1, 2014, the Company may redeem the notes, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2014	105.125%
2015	102.563%
2016 and thereafter	100.000%

In addition, prior to August 1, 2013, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of notes at a redemption price equal to 110.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 50% of the sum of the aggregate principal amount of notes issued under the Indenture and the original principal amount of any additional notes that are notes issued under the Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Change of Control

Upon the occurrence of a change of control, which is defined in the Indenture, each holder of the notes has the right to require the Company to repurchase some or all of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The Indenture contains covenants limiting the Company’s ability and the ability of its restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of the Company’s capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets;

•	enter into certain transactions with the Company’s affiliates; and

•	designate the Company’s subsidiaries as unrestricted subsidiaries.

Events of Default

The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the notes to become or to be declared due and payable.

3. Registration Rights Agreement with Respect to the Notes

On July 29, 2010, the Company entered into a registration rights agreement with respect to the notes. In the registration rights agreement, the Company has agreed that it will use its commercially reasonable efforts to register with the Securities and Exchange Commission notes having substantially identical terms as the notes as part of offers to exchange freely tradable exchange notes for the notes.

The Company is required to use its commercially reasonable efforts to cause the exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of the notes.

If the Company fails to meet this target (a “registration default”), the annual interest rate on the applicable series of notes will increase by 0.25%. The annual interest rate on the applicable series of notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the applicable interest rate described above. If the registration default is corrected, the applicable interest rate on such notes will revert to the original level.

4. Registration Rights Agreement

On July 29, 2010, in connection with the consummation of the Merger, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Intermediate, Holdings, the Sponsors and certain other indirect investors in Holdings. The Registration Rights Agreement provides (i) the Sponsors and their assignees with certain demand and “piggyback” registration rights and (ii) the other direct and indirect investors in Holdings that are a party to the Registration Rights Agreement with certain “piggyback” registration rights, in each case with respect to the common stock issued in connection with an initial public offering of Holdings, the Company or any other subsidiary of Holdings.

5. Shareholders Agreement

On July 29, 2010, in connection with the consummation of the Merger, the Sponsors and certain other investors entered into a Shareholders Agreement (the “Shareholders Agreement”) with Holdings, Intermediate and the Company. The Shareholders Agreement, among other things, contains agreements among the parties with respect to the composition of the board of directors of Holdings, Intermediate and the Company, stock ownership, voting and other matters and restrictions on the transfer of Holdings’ equity securities, including tag along and drag along rights.

6. Management Agreement

On July 29, 2010, prior to the consummation of the Merger, certain affiliates of the Sponsors entered in a Transaction and Management Fee Agreement (the “Management Agreement”) with Merger Sub, which was assumed by the Company following the consummation of the Merger. Pursuant to the terms of the Management Agreement, such affiliates will provide monitoring, advisory and consulting services to the Company and its subsidiaries. Pursuant to the Management Agreement, such affiliates are entitled to receive an aggregate annual management fee of $3 million, which amount may increase in the event that the Company or any of its subsidiaries enter into any business combination with another entity that is large enough to constitute a “significant subsidiary” of the Company under Regulation S-X as promulgated by the Securities and Exchange Commission (the “SEC”). The Management Agreement also provides for the reimbursement of out-of-pocket expenses incurred by the Sponsors and their affiliates in connection with the provision of services pursuant to the Management Agreement, the making or any regulatory filings related to the ownership, directly or indirectly, of the Company’s and its subsidiaries’ equity securities and the ownership or sale of such equity securities. The Management Agreement has an initial term expiring on the eight year anniversary of the Management Agreement, provided that the term will be extended for successive one-year terms unless the Company or each affiliate of the Sponsors provides notice to the other of their desire not to automatically extend the term. In addition, pursuant to the Management Agreement, such affiliates of the Sponsors also received aggregate transaction fees of $50 million at the closing of the Merger in connection with certain services provided in connection with the Merger and related transactions. In the event of an initial public offering or certain other circumstances, including a change of control transaction and other financing, acquisition and disposition transactions, such affiliates may also receive certain additional fees in amounts to be agreed. The Management Agreement also contains customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

7. 2010 Stock Incentive Plan

On August 4, 2010, Holdings adopted its 2010 Stock Incentive Plan (the “Plan”), pursuant to which 108,317,501 shares of Holding’s common stock, par value $0.01 per share (“Holdings Common Stock”), were reserved for future issuances pursuant to awards under the Plan. The Plan provides for the grant of stock options, restricted stock awards, and other equity-based incentive awards to employees and other service providers of Holdings and its subsidiaries, including the Company. Shares of Holdings Common Stock acquired pursuant to awards granted under the Plan will be subject to certain transfer restrictions and repurchase rights set forth in the Plan.

Item 1.02	Termination of a Material Definitive Agreement

1. Equity Incentive Plans

On July 29, 2010, following the consummation of the Merger, the Company terminated the Amended and Restated Interactive Data Corporation 2000 Long-Term Incentive Plan (the “2000 LTIP”) and the Interactive Data Corporation 2009 Long-Term Incentive Plan (the “2009 LTIP”). Each of the 2000 LTIP and the 2009 LTIP provided for the discretionary issuance of stock-based awards to directors, officers, and employees of the Company, as well as to persons who provide consulting or other services to the Company.

2. Stock Purchase Plans

On July 29, 2010, in connection with the consummation of the Merger, the Company terminated its UK Savings Related Share Option Plan, as amended (the “SAYE”). The SAYE provided an opportunity for all, or substantially all, of the UK resident eligible employees and directors of the Company to be granted an option to acquire shares of the Company’s common stock using post-tax salary deductions (and interest or bonus) held in a UK savings account. Such SAYE options could be granted at a discount of not more than 20%, to the fair market value of shares of the Company’s common stock on the date of grant.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Sections 1 and 2 of Item 1.01 are incorporated by reference to this Item 2.03.

Section 3 – Securities and Trading Markets

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified The New York Stock Exchange (the “NYSE”) on July 29, 2010 that shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), were generally converted into the right to receive $33.86 in cash, without interest, and requested that the NYSE file with the SEC an application on Form 25 to report that the shares of Company Common Stock are no longer listed on the NYSE.

Item 3.03	Material Modification to Rights of Security Holders.

In connection with the Merger, each share of Company Common Stock was generally converted into the right to receive $33.86 in cash, without interest.

Section 5 – Corporate Governance and Management

Item 5.01	Changes in Control of Registrant

On July 29, 2010, pursuant to the terms of the Merger Agreement, affiliates of the Sponsors consummated the acquisition of the Company through the merger of Merger Sub with and into the Company. The Company was the surviving corporation in the Merger. In connection with the Merger, each share of Company Common Stock was generally converted into the right to receive $33.86 in cash, without interest. On July 29, 2010, the Company issued the press release attached hereto as Exhibit 99.1 and incorporated into this Item 5.01 by reference announcing the completion of the Merger as described above.

Following the consummation of the Merger, all issued and outstanding shares of Company Common Stock became directly owned by Intermediate. As described above, Parent is directly owned by Holdings, and approximately 99% of the capital stock of Holdings is owned by the Sponsors. The aggregate purchase price paid for all of the equity securities of the Company was approximately $3.4 billion, which purchase price was funded by equity financing from the Sponsors, by the incurrence of indebtedness pursuant to the new credit facilities and debt securities described in Item 1.01 above and by cash on hand of the Company and its subsidiaries.

On July 29, 2010, Holdings, Intermediate, the Company, affiliates of the Sponsors and the Investors entered into the Shareholders Agreement and the Registration Rights Agreement. The disclosure under Item 1.01 relating to the Shareholders Agreement and the Registration Rights Agreement is accordingly incorporated into this Item 5.01 by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

1. Departure of Directors

In connection with the consummation of the Merger, each of Raymond D’Arcy, Rona Fairhead, Myra Drucker, Donald Greenberg, Casper Hobbs, Philip Hoffman, Donald Kilburn, Robert Lamb, Jr., Victor Simone, Jr. and Luke Swanson voluntarily resigned from the board of directors of the Company on July 29, 2010.

2. Employment Agreement

On August 4, 2010, Holdings and the Company entered into (i) an Employment Agreement (the “Employment Agreement”) with Mason Slaine, pursuant to which Mr. Slaine has agreed to serve as the Company’s Executive Chairman and (ii) a Confidentiality, Non-Interference and Invention Assignment Agreement (the “Confidentiality Agreement”) with Mason Slaine. Mr. Slaine is 57 years old and from 2005 to present has served as the Chairman of MLM Information Services, LLC, a leading vendor of corporate tax compliance software and services, which he founded in partnership with affiliates of Warburg Pincus LLC.

Pursuant to the terms of his Employment Agreement, Mr. Slaine will receive an annual base salary of not less than $644,000 and will have a target annual bonus opportunity equal to 93% of his base salary, which will be payable upon the achievement of annual corporate and individual performance objectives established for each such year.

The Employment Agreement also entitles Mr. Slaine to a one-time bonus equal to $740,741, payable as soon as practicable after signing of the agreement, and a one-time bonus upon the occurrence of certain corporate transactions, which bonus may be payable regardless of whether or not Mr. Slaine is then employed by the Company.

If Mr. Slaine’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement) or by Mr. Slaine for “good reason” (as defined in the Employment Agreement), Mr. Slaine will be entitled, subject to his execution of a general release in favor of the Company and its affiliates and his continued compliance with the restrictive covenants in the Confidentiality Agreement described below, to (i) any accrued obligations, (ii) certain bonus opportunities, (iii) continuation of his base salary for at least 12 months (subject to increase to up to 24 months if his noncompete is extended as described below), and (iv) reimbursement for his COBRA premiums for up to 12 months. If Mr. Slaine’s employment is terminated on account of his death or “disability” (as defined in the Employment Agreement), he will, subject to his (or his estate’s) execution of a general release in favor of the Company and its affiliates, be entitled to any accrued obligations, any unpaid bonus for the year prior to the year of termination, and a pro rata bonus for the year of termination, based on achievement of target performance for such year.

Pursuant to the Confidentiality Agreement, Mr. Slaine will be subject to restrictions on competition and interference during his employment with the Company and for a period of at least 12 months thereafter. The Company may elect to extend the noncompete and noninterference period up to the date which is 24 months following a termination of Mr. Slaine’s employment if the Company agrees to pay him his base salary during such extended period. The Confidentiality Agreement also contains standard confidentiality, invention assignment and non-disparagement covenants.

3. Option Agreement

On August 4, 2010, Holdings entered into an Option Grant Notice and Agreement (the “Option Agreement”) with Mr. Slaine pursuant to which he was granted nonqualified stock options to purchase 40,000,000 shares of Holdings Common Stock pursuant to the Plan. All of his stock options are subject to both time-based and performance-based vesting conditions, based on the return received (or deemed received) by the Sponsors on their initial equity investment in Holdings upon the occurrence of certain events, including, a change in control or initial public offering of Holdings. Shares of Holdings Common Stock acquired upon the exercise of such stock options are subject to both transfer restrictions and repurchase rights following a termination of employment. The stock options expire on the tenth (10th) anniversary of the date of grant.

4. Additional Agreements

On August 4, 2010, Mason Slaine, The Mason Slaine 2010 Trust (the “Mason Slaine Trust”) and The David Slaine 2010 Trust (together with the Mason Slaine Trust, the “Trusts”) purchased an aggregate of 20,000,000 shares of Holdings Common Stock for one dollar ($1.00) per share from the Sponsors, which is the same price per share of Holdings Common Stock paid by the Sponsors in connection with the financing of the consummation of the Merger on July 29, 2010. In connection with such purchase, Mr. Slaine and the Trusts entered into a side letter agreement with Holdings pursuant to which each of Mr. Slaine and the Trusts agreed to certain transfer restrictions and repurchase rights with respect to such purchased shares of Holdings Common Stock and any shares of Holdings Common Stock issuable upon exercise of the options granted to Mr. Slaine pursuant to his Option Agreement following a termination of Mr. Slaine’s employment. In connection with the purchase of Holdings Common Stock, Mr. Slaine and the Trusts also became parties to the Shareholders Agreement and the Registration Rights Agreement.

5. Election of Directors

Following such consummation of the Merger, pursuant to the terms of the Merger Agreement, the then current directors of Merger Sub, Michael Bingle, a managing director at Silver Lake Technology Management, L.L.C.; Cary Davis, a partner at Warburg Pincus & Co. and a member and managing director at Warburg Pincus LLC; James Neary, a partner at Warburg Pincus & Co. and a member and managing director at Warburg Pincus LLC; and Sean Delehanty, a director at Silver Lake Technology Management, L.L.C., became the directors of the Company, as the surviving corporation to the Merger. On August 4, 2010, pursuant to the terms of the Shareholders Agreement, the size of the board of directors of the Company was expanded to eight members, and four additional directors were elected to the Company’s board of directors: Raymond D’Arcy, the President and Chief Executive Officer of the Company; Joseph Osnoss, a partner of Silver Lake Europe LLP; Chandler Reedy, an associate at Warburg Pincus LLC; and Mason Slaine, the Executive Chairman of the Company.

As a result of their respective positions with affiliates of the Sponsors, each of Michael Bingle, Cary Davis, Sean Delehanty, James Neary, Joseph Osnoss and Chandler Reedy may be deemed to have an indirect material interest in the Management Agreement entered into by Merger Sub, and assumed by the Company, on July 29, 2010, and the information set forth in Item 1.01 relating to the Management Agreement is accordingly incorporated by reference into this Item 5.02.

6. Compensatory Arrangements of Certain Officers

On August 4, 2010, Holdings established the Plan, in which employees and other service providers of Holdings and its subsidiaries, including the Company, are expected to participate. The disclosure under Item 1.01 relating to the Plan is accordingly incorporated into this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press Release, dated July 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE DATA CORPORATION
(Registrant)

By:	/s/ Christine A. Sampson
Name:	Christine A. Sampson
Title:	Treasurer

Date: August 4, 2010

INDEX TO EXHIBITS

Exhibit Number	Exhibit

Exhibit 99.1	Press Release, dated July 29, 2010